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                                                           Exhibit 5.1



                             KELLEY DRYE & WARREN
                               Two Stamford Plaza
                             281 Tresser Boulevard
                        Stamford, Connecticut 06901-3229



                                 August 21, 2000

IBS Interactive, Inc.
2 Ridgedale Avenue, Suite 350
Cedar Knolls, New Jersey  07927

Ladies and Gentlemen:

         We have acted as special counsel to IBS Interactive, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-3, as amended (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to 381,945 shares (the "Shares") of the Company's common stock, $0.01 par value per share (the "Common Stock"). Of the Shares: (i) 230,000 have been issued and 57,500 are to be issued upon the exercise of certain warrants (the "2000 Warrants") that were issued to several private investors in a private placement transaction in March and April 2000 (the "2000 Offering"), (ii) 32,500 have been issued to Jeffrey Brenner, the Company's former Chief Operating Officer, pursuant to his employment agreement (the "Brenner Employment Agreement"), (iii) 50,000 are to be issued upon the exercise of certain warrants (the "EBI Warrants") issued to EBI Securities Corporation as fees payable in connection with mergers and acquisitions consulting services performed by EBI Securities Corporation on behalf of the Company and (iv) 11,945 are to be issued upon the exercise of certain warrants (the "LaSalle St. Warrants" and, together with the 2000 Warrants and the EBI Warrants, the "Warrants") issued to LaSalle St. Securities, LLC as a commission in December 1999 and April 2000.

         In connection with this opinion, we have examined and relied upon copies certified or otherwise identified to our satisfaction of: (i) the Warrants; (ii) the Brenner Employment Agreement; (iii) the Registration Statement; (iv) the Company's Restated Certificate of Incorporation; and (v) the Restated By-Laws and the minute books and other records of corporate proceedings of the Company, in each case as made available to us by officers of the Company. We have also reviewed such matters of law as we have deemed necessary or appropriate for the purpose of rendering this opinion.

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IBS Interactive, Inc.
August 21, 2000
Page Two

         For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of all signatures on all documents examined by us, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. As to certain factual matters material to this opinion, we have relied to the extent we deemed proper upon representations, warranties and statements as to factual matters of officers and other representatives of the Company. We express no opinion as to any law other than the General Corporation Law of the State of Delaware and the federal laws of the United States of America. Without limiting the foregoing, we express no opinion with respect to the applicability thereto or effect of municipal laws or the rules, regulations or orders of any municipal agencies within any such state.

         Based upon and subject to the foregoing qualifications, assumptions and limitations, it is our opinion that (i) the Shares already issued have been duly authorized and validly issued and are fully paid and non-assessable and (ii) the Shares to be issued upon exercise of any of the Warrants have been duly authorized and, when issued and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to all references to our firm included in the Registration Statement as of the date hereof. In giving such consent, we do not admit that we are in the category of persons whose consent is required under
Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.


                                                  Very truly yours,

                                                  KELLEY DRYE & WARREN LLP


                                                  By: /s/ Randi-Jean G. Hedin
                                                      __________________________
                                                          A Member of the Firm